EXHIBIT 99.3

Report of Independent Accountants

To: CIT Education Loan Trust 2005-1 and

The Bank of New York as Indenture Trustee

We have examined management’s assertions related to CIT Group Inc.’s wholly-owned subsidiary Education Lending Services, Inc.’s (the “Company”) compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement, dated as of June 1, 2005, between CIT Education Loan Trust 2005-1, as Issuer, and Education Lending Services, Inc., as Administrator (the “Administration Agreement”), and with Sections 2, 4, 5 and 7 of the Master Servicing Agreement, dated as of June 1, 2005 among Education Lending Services, Inc., as Master Servicer, CIT Education Loan Trust 2005-1, as Issuer, and The Bank of New York, as Eligible Lender Trustee for the Issuer (the “Servicing Agreement”), for the year ended December 31, 2005 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

In our opinion, management’s assertion that the Company complied with the aforementioned requirements during the year ended December 31, 2005, except as noted in Exhibit I, is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 28, 2006

Exhibit 1

Management’s Assertion Concerning Compliance

with the Requirements of the Administration Agreement and the Servicing Agreement

March 28, 2006

As of and for the year ended December 31, 2005, CIT Group Inc.’s wholly-owned subsidiary Education Lending Services, Inc. (the “Company”) has complied in all material respects with the requirements set forth in Sections 3, 4, 5, 6 and 7 of the Administration Agreement, dated as of June 1, 2005, between CIT Education Loan Trust 2005-1, as Issuer, and Education Lending Services, Inc., as Administrator (the “Administration Agreement”), and with Sections 2, 4, 5 and 7 of the Master Servicing Agreement, dated as of June 1, 2005 among Education Lending Services, Inc., as Master Servicer, CIT Education Loan Trust 2005-1, as Issuer and The Bank of New York as Eligible Lender Trustee on behalf of the Issuer (the “Servicing Agreement”). During the year ended December 31, 2005, an instance of noncompliance with Section 4(24) of the Servicing Agreement was noted as follows:

Servicing Agreement Section 4 (24): “When a Student Loan becomes due for repayment, prepare a payment schedule and disclosure statement and mail it to the borrower for signature(s). Prior to the first payment due date, repayment coupons will be prepared and sent to the borrowers.” The Company did not require borrowers to sign and return the payment schedules and disclosure statements that it mails to them, noting that its mailings comply with the requirements of the Higher Education Act (Guidance in 34 CFR 682.205) which does not include the requirement to obtain a signature.

Management of the Company, as Administrator, is responsible for compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement, and management of the Company, as the Master Servicer, is responsible for compliance with Sections 2, 4, 5 and 7 of the Servicing Agreement.

Management has performed an evaluation of the Company’s compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement, and sections 2, 4, 5 and 7 of the Servicing Agreement, for the year ended December 31, 2005. Based upon this evaluation, management believes that, for the year ended December 31, 2005, the Company, as Administrator, was materially in compliance with Sections 3, 4, 5, 6 and 7 of the Administration Agreement, and the Company, as Master Servicer, was materially in compliance with Sections 2, 4, 5 and 7 of the Servicing Agreement.

/s/ Michael H. Shaut
Michael H. Shaut,
President

/s/ Douglas L. Feist
Douglas L. Feist,
Sr. EVP and CAO

/s/ Perry D. Moore
Perry D. Moore,
EVP and CFO